EXHIBIT 99.1

Eagle Bancorp Montana Earns $881,000, or $0.22 Per Diluted Share, in 4Q15; Pretax Profits Increase 59% Fueled by 28% Loan Growth in 2015; Declares Regular Quarterly Cash Dividend to $0.0775 per Share

HELENA, Mont., Jan. 26, 2016 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ:EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana, today reported net income was $881,000, or $0.22 per diluted share, in the fourth quarter of 2015, compared to $521,000, or $0.14 per diluted share, in the preceding quarter.  In the fourth quarter of 2014, Eagle earned $924,000, or $0.24 per diluted share, which included a $512,000 income tax benefit.

For all of 2015, Eagle’s earnings were $2.6 million, or $0.67 per diluted share, compared to $2.6 million, or $0.66 per diluted share, in 2014, which included a $881,000 income tax benefit.  For 2015, pretax profits increased 58.5% to $2.7 million from $1.7 million in 2014.  There were several “non-core” items affecting both 2015 and 2014 results. (See page 4 – “Non-GAAP Financial Information”)

“The diversification of Montana’s economy in our markets has allowed us to achieve strong financial performance in 2015.  Our bank and brand are well positioned to continue those results in the coming year,” said Peter J. Johnson, President and CEO.  “We will continue to focus our efforts on gathering core deposits, growing the loan portfolio and expanding our customer base.  We believe that our franchise is starting to generate forward momentum, and we are encouraged by the outlook for our business in the next few years.”

Eagle’s board of directors declared a regular quarterly cash dividend of $0.0775 per share.  The dividend will be payable March 4, 2016 to shareholders of record February 12, 2016. The current annualized yield is 2.64% at recent market prices.

Fourth Quarter 2015 Highlights (at or for the three month period ended December 31, 2015, except where noted)

  Net income was $881,000, or $0.22 per diluted share in the fourth quarter, compared to $924,000, or $0.24 per diluted share in the same period a year ago.
  Pretax profits increased 97.6% to $814,000 in the fourth quarter of 2015 from $412,000 in the year ago quarter and grew 49.9% from $543,000 the third quarter of 2015.  For 2015, pretax profits increased 58.5% to $2.7 million from $1.7 million in 2014.
  EPS of $0.67 per diluted share in 2015 is a record for the Company.
  Revenues (net interest income before the provision for loan losses, plus non-interest income) increased 10.7% to $7.6 million compared to $6.8 million in the same period a year ago.
  Net interest margin was 3.41% in the fourth quarter, compared to 3.47% in the same period a year earlier.
  Total loans increased 27.8% to $407.3 million compared to $318.7 million a year earlier.
  Commercial real estate loans increased 44.6% to $167.9 million at December 31, 2015, compared to $116.1 million a year earlier.
  Total deposits increased 9.5% to $483.2 million at December 31, 2015, from $441.4 million a year earlier.
  Capital ratios remain strong with a tangible shareholders equity ratio of 10.07% at December 31, 2015.
  Declared a quarterly cash dividend of $0.0775 per share, providing a 2.6% current yield at recent market prices.

Balance Sheet Results

Total assets increased 12.5% to $630.3 million at December 31, 2015, compared to $560.2 million a year earlier, and increased 3.1% compared to $611.4 million three months earlier.

“New loan activity is improving across all categories, particularly in commercial real estate and mortgage lending.  We don’t see any sign of the pace slowing down,” said Johnson.  Total loans increased 4.0% to $407.3 million at December 31, 2015, compared to $391.5 million three months earlier and increased 27.8% compared to $318.7 million a year earlier.

Eagle originated $63.5 million in new residential mortgages during the quarter, excluding construction loans, and sold $54.1 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 2.97%.  This production compares to residential mortgage originations of $77.8 million in the preceding quarter with sales of $59.5 million.

Commercial real estate loans increased 44.6% to $167.9 million at December 31, 2015, compared to $116.1 million a year earlier, while residential mortgage loans increased 14.2% to $118.1 million compared to $103.4 million a year earlier.  Home equity loans increased 13.0% to $45.3 million, commercial loans increased 9.8% to $39.1 million, and construction loans increased 126.2% to $23.0 million, compared to a year ago.

Total deposits increased 9.5% to $483.2 million at December 31, 2015, compared to $441.4 million a year earlier and were up modestly compared to $481.1 million at September 30, 2015.  As of year-end, checking and money market accounts represent 53.6%, savings accounts represent 14.8%, and CDs comprise 31.6% of the total deposit portfolio.

Eagle’s shareholders’ equity improved to $55.5 million at December 31, 2015, compared to $54.4 million three months earlier and $54.5 million one year earlier.  Tangible book value was $12.67 per share at December 31, 2015, compared to $12.40 per share at September 30, 2015 and $12.07 per share a year earlier.  The year-over-year increase continues to be a result of steady growth in earnings.

Credit Quality

The fourth quarter provision for loan losses was $343,000, compared to $310,000 in the preceding quarter and $300,000 in the fourth quarter a year ago. For the year, Eagle’s provision for loan losses totaled $1.3 million, compared to $811,000 in 2014.   As of December 31, 2015, the allowance for loan losses represented 139.3% of nonperforming loans compared to 216.6% three months earlier and 242.6% a year earlier.

“During the quarter we had $1.5 million that moved into nonaccrual status.  The increase was due primarily to one large residential mortgage loan and one large commercial real estate loan moving into nonaccrual this quarter.  Both loans are in workout and we are optimistic for a resolution by next quarter,” said Johnson.  At December 31, 2015, nonperforming loans (NPLs) were $2.5 million, compared to $1.5 million three months earlier, and $1.0 million a year ago.

Eagle’s net charge-offs totaled $23,000 in the fourth quarter, compared to $30,000 in the preceding quarter and $150,000 in the fourth quarter a year ago.  The allowance for loan losses was $3.6 million, or 0.88% of total loans at December 31, 2015, compared to $3.2 million, or 0.83% of total loans at September 30, 2015, and $2.5 million, or 0.77% of total loans a year ago.

OREO and other repossessed assets was $595,000 at December 31, 2015, which was down slightly compared to $619,000 at September 30, 2015.  Nonperforming assets (NPAs), consisting of nonperforming loans, OREO and other repossessed assets, loans delinquent 90 days or more, and restructured loans, were $3.1 million at December 31, 2015, or 0.50% of total assets, compared to $2.1 million, or 0.35% of assets three months earlier and $1.6 million, or 0.30% of assets a year earlier.

Operating Results

Eagle’s fourth quarter revenues increased 2.9% to $7.6 million compared to $7.3 million in the preceding quarter and increased 10.7% compared to $6.8 million in the fourth quarter a year ago.  For the year ended December 31, 2015, revenues increased 14.7% to $29.8 million compared to $26.0 million in 2014.  Net interest income before the provision for loan loss increased 9.8% to $4.9 million in the fourth quarter compared to $4.4 million in both the preceding quarter and in the fourth quarter a year ago.  For the year, Eagle’s net interest income increased 9.8% to $18.0 million compared to $16.4 million a year earlier.

“Our net interest margin improved nicely this quarter, as the growth in interest income has more than surpassed the additional interest expense from the subordinated debt issuance in the middle of 2015,” Johnson said.  Eagle’s net interest margin was 3.41% in the fourth quarter compared to 3.28% in the preceding quarter and 3.47% in the fourth quarter a year ago.  Funding costs for the quarter were up eleven basis points while asset yields increased three basis points compared to a year ago.  The investment securities portfolio decreased to $145.7 million at December 31, 2015, compared to $161.8 million a year ago, which increased average yields on earning asset balances moderately. For the year, Eagle’s net interest margin was 3.38% compared to 3.25% in 2014.

Eagle’s noninterest income increased 10.6% to $2.7 million in the fourth quarter compared to $2.4 million in the fourth quarter a year ago.  In the preceding quarter Eagle’s noninterest income was $2.9 million.  For the year, noninterest income increased 22.9% to $11.8 million compared to $9.6 million in 2014.

Fourth quarter noninterest expenses were $6.4 million, compared to $6.5 million in the preceding quarter and $6.1 million in the fourth quarter a year ago.  In 2015, noninterest expense increased to $25.7 million compared to $23.4 million in 2014.  The year-over-year increase is primarily attributable to higher employee and incentive costs due to higher loan production.

Stock Repurchase

During the quarter, the company repurchased 15,000 shares of EBMT stock at an average price of $11.75 per share.

Capital Management

Eagle Bancorp Montana continues to be well capitalized with the ratio of shareholders’ equity to tangible asset of 10.07% at December 31, 2015.  (Shareholders’ equity, plus trust preferred securities and subordinated debt, less goodwill and core deposit intangible to tangible assets).

During the second quarter of 2015, Eagle issued $10.0 million in subordinated debt.  The subordinated notes were issued on June 19, 2015, bear a fixed rate of interest of 6.75% per annum, payable quarterly, and mature on June 19, 2025.  The net cash proceeds from the sale of the subordinated notes were $9.9 million, and the subordinated notes qualify as Tier 2 capital for regulatory purposes.  The net proceeds from the offering are being used for general corporate purposes, to support organic growth and fund acquisitions should appropriate opportunities arise.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures.  Eagle Bancorp Montana, Inc. believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Non-GAAP Financial Information

(unaudited)	12 Months Ended
	December 31, 2015	December 31, 2014
Most Directly Comparable GAAP Financial Measurement
Income before taxes (thousands)	$2,743	$1,731
Reconciliation to Non GAAP Financial Measurement
Add:
Loan loss provision	$1,303	$811
Net loss on fair value hedge	$93	$498

Deduct:
Net gain on sale of available-for-sale securities	$234	$572
Gain on sale of branch building	$310	$-

Non GAAP Financial Measurement
Income before tax, provision and
"non-core" items	$3,595	$2,468

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana and is the holding company of Opportunity Bank, a community bank established in 1922 that serves consumers and small businesses in Southern Montana through 13 banking offices. Additional information is available on the bank’s website at www.opportunitybank.com.  The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Select Market under the symbol “EBMT.”

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; and other economic, governmental, competitive, regulatory and technological factors that may affect our operations. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Audited)
	December 31,	September 30,	December 31,
	2015	2015	2014

Assets:
Cash and due from banks	$6,468	$6,529	$11,889
Interest-bearing deposits with banks	970	717	613
Federal funds sold	-	-	-
Total cash and cash equivalents	7,438	7,246	12,502
Securities available-for-sale, at market value	145,738	147,460	161,787
FHLB stock, at cost	3,397	2,853	1,968
FRB stock	887	642	641
Investment in Eagle Bancorp Statutory Trust I	155	155	155
Loans held-for-sale	18,702	14,731	17,587
Loans:
Residential mortgage (1-4 family)	118,133	117,320	103,420
Commercial loans	39,072	33,884	35,582
Commercial real estate	167,930	156,293	116,105
Construction loans	22,958	23,210	10,149
Consumer loans	14,641	14,885	13,827
Home equity	45,345	46,632	40,123
Unearned loan fees	(795)	(750)	(486)
Total loans	407,284	391,474	318,720
Allowance for loan losses	(3,550)	(3,230)	(2,450)
Net loans	403,734	388,244	316,270
Accrued interest and dividends receivable	2,278	2,332	2,318
Mortgage servicing rights, net	4,968	4,808	4,115
Premises and equipment, net	18,217	18,290	19,964
Cash surrender value of life insurance	12,514	12,429	11,735
Real estate and other assets acquired in settlement of loans, net	595	619	637
Goodwill	7,034	7,034	7,034
Core deposit intangible	514	550	663
Other assets	4,176	4,016	2,831
Total assets	$630,347	$611,409	$560,207

Liabilities:
Deposit accounts:
Noninterest bearing	77,031	82,842	60,924
Interest bearing	406,151	398,286	380,476
Total deposits	483,182	481,128	441,400
Accrued expense and other liabilities	4,050	5,372	4,161
FHLB advances and other borrowings	72,716	55,534	54,993
Subordinated debentures, net	14,949	14,951	5,155
Total liabilities	574,897	556,985	505,709

Shareholders' Equity:
Preferred stock (no par value; 1,000,000 shares authorized;
none issued or outstanding)	-	-	-
Common stock (par value $0.01; 8,000,000 shares authorized;
4,083,127 shares issued; 3,779,464, 3,776,916, and 3,878,781 shares outstanding
at December 31, 2015, September 30, 2015 and December 31, 2014, respectively)	41	41	41
Additional paid-in capital	22,152	22,134	22,122
Unallocated common stock held by employee stock ownership plan (ESOP)	(975)	(1,016)	(1,141)
Treasury stock, at cost (303,663, 306,211 and 204,346 shares at
December 31, 2015, September 30, 2015 and December 31, 2014, respectively)	(3,321)	(3,338)	(2,194)
Retained earnings	37,301	36,714	35,885
Accumulated other comprehensive gain (loss)	252	(111)	(215)
Total shareholders' equity	55,450	54,424	54,498
Total liabilities and shareholders' equity	$630,347	$611,409	$560,207

Income Statement		(Unaudited)		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2015	2015	2014	2015	2014
Interest and dividend Income:
Interest and fees on loans	$4,725	$4,390	$3,904	$17,332	$14,195
Securities available-for-sale	803	759	982	3,058	4,209
FRB and FHLB dividends	42	5	19	67	19
Interest on deposits with banks	-	-	-	1	2
Other interest income	-	-	-	5	3
Total interest and dividend income	5,570	5,154	4,905	20,463	18,428
Interest Expense:
Interest expense on deposits	364	400	339	1,457	1,338
Advances and other borrowings	149	130	154	550	609
Subordinated debentures	191	191	21	445	84
Total interest expense	704	721	514	2,452	2,031
Net interest income	4,866	4,433	4,391	18,011	16,397
Loan loss provision	343	310	300	1,303	811
Net interest income after loan loss provision	4,523	4,123	4,091	16,708	15,586

Noninterest income:
Service charges on deposit accounts	226	317	254	1,009	1,017
Net gain on sale of loans	1,546	1,639	1,466	6,672	4,896
Mortgage loan servicing fees	358	523	387	1,718	1,486
Net gain on sale of available-for-sale securities	-	-	141	234	572
Net loss on sale of OREO	(4)	-	-	(4)	-
Wealth management income	155	174	178	625	561
Net loss on fair value hedge	-	-	(317)	(93)	(498)
Other noninterest income	411	259	326	1,600	1,532
Total noninterest income	2,692	2,912	2,435	11,761	9,566

Noninterest expense:
Salaries and employee benefits	3,672	3,660	3,143	14,350	12,666
Occupancy and equipment expense	681	838	731	2,988	2,825
Data processing	654	560	542	2,259	2,021
Advertising	237	170	242	800	767
Amortization of mortgage servicing fees	159	218	162	799	624
Amortization of core deposit intangible and tax credits	115	116	103	432	418
Federal insurance premiums	81	83	101	332	277
Postage	29	63	51	181	178
Legal, accounting and examination fees	105	126	207	520	755
Consulting fees	53	72	175	576	733
Write-down on OREO	-	-	-	-	10
Other noninterest expense	615	586	657	2,489	2,147
Total noninterest expense	6,401	6,492	6,114	25,726	23,421

Income before income taxes	814	543	412	2,743	1,731
Income tax (benefit) provision	(67)	22	(512)	163	(881)
Net income	$881	$521	$924	$2,580	$2,612

Basic earnings per share	$0.23	$0.14	$0.24	$0.68	$0.67
Diluted earnings per share	$0.22	$0.14	$0.24	$0.67	$0.66
Weighted average shares
outstanding (basic EPS)	3,781,023	3,804,532	3,875,150	3,813,090	3,899,165
Weighted average shares
outstanding (diluted EPS)	3,855,095	3,841,787	3,918,699	3,859,625	3,951,132

Financial Ratios and Other Data
(Dollars in thousands, except per share data)
(Unaudited)	December 31	September 30	June 30	December 31
	2015	2015	2015	2014
Asset Quality:
Nonaccrual loans	$2,030	$556	$541	$962
Loans 90 days past due	472	888	-	-
Restructured loans, net	46	47	47	48
Total nonperforming loans	2,548	1,491	588	1,010
Other real estate owned and other repossessed assets	595	619	623	637
Total nonperforming assets	$3,143	$2,110	$1,211	$1,647
Nonperforming loans / portfolio loans	0.63%	0.38%	0.16%	0.32%
Nonperforming assets / assets	0.50%	0.35%	0.21%	0.30%
Allowance for loan losses / portfolio loans	0.87%	0.83%	0.82%	0.77%
Allowance / nonperforming loans	139.32%	216.63%	501.70%	242.57%
Gross loan charge-offs for the quarter	$32	$39	$4	$168
Gross loan recoveries for the quarter	$9	$9	$1	$18
Net loan charge-offs for the quarter	$23	$30	$3	$150

Capital Data (At quarter end):
Tangible book value per share	$12.67	$12.40	$11.75	$12.07
Shares outstanding	3,779,464	3,776,916	3,822,981	3,878,781

Profitability Ratios (For the quarter):
Efficiency ratio*	83.17%	86.79%	82.06%	88.06%
Return on average assets	0.57%	0.35%	0.56%	0.67%
Return on average equity	6.39%	3.87%	5.96%	6.92%
Net interest margin	3.41%	3.28%	3.46%	3.47%

Profitability Ratios (Year-to-date):
Efficiency ratio *	84.96%	85.57%	84.96%	88.60%
Return on average assets	0.44%	0.40%	0.42%	0.47%
Return on average equity	4.77%	4.22%	4.39%	4.93%
Net interest margin	3.38%	3.36%	3.41%	3.25%

Other Information
Average total assets for the quarter	$621,808	$593,947	$567,553	$552,845
Average total assets year to date	$583,658	$570,948	$559,524	$550,447
Average earning assets for the quarter	$570,302	$540,222	$518,291	$506,380
Average earning assets year to date	$533,261	$520,925	$511,356	$503,927
Average loans for the quarter **	$415,332	$384,275	$360,782	$325,842
Average loans year to date **	$374,849	$361,355	$349,895	$315,316
Average equity for the quarter	$55,170	$53,894	$53,193	$53,414
Average equity year to date	$54,051	$53,701	$53,642	$52,971
Average deposits for the quarter	$478,559	$478,635	$457,743	$440,999
Average deposits year to date	$465,276	$460,816	$451,931	$438,750

* The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of intangible asset amortization, by the sum of net interest income and non-interest income.
** includes loans held for sale

Peter J. Johnson, President and CEO
(406) 457-4006
Laura F. Clark, SVP and CFO
(406) 457-4007